September 28, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (559) 665-7066

Mr. Phil Hamilton
President and Chief Executive Officer
Global Diversified Industries, Inc.
1200 Airport Drive
Chowchilla, CA  93610

Re:	Global Diversified Industries, Inc.
Form 10-KSB for the year ended April 30, 2004
      Filed August 17, 2004
      File No. 333-83231

Dear Mr. Hamilton:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief


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Mr. Phil Hamilton
Global Diversified Industries, Inc.
September 19, 2005
Page 1